Exhibit 10.4.1

SUMMARY DESCRIPTION OF CBL & ASSOCIATES PROPERTIES, INC

DIRECTOR COMPENSATION ARRANGEMENTS

In December 2020, upon the recommendation of the Company’s Compensation Committee, the Board of Directors voted to add a Monthly Service Fee to the schedule of fees that had been in effect since January 1, 2017 governing the cash portion of the Company’s compensation arrangements for each Director (other than Scott D. Vogel) not employed by the Company (a “Non-Employee Director”).  The new fee went into effect as of November 1, 2020.

Additionally, in December 2020, upon recommendation of the Compensation Committee, the Board of Directors voted to eliminate payment of the annual award of shares of restricted Common Stock pursuant to the Company’s 2012 Stock Incentive Plan, as amended, that otherwise would have continued to be awarded each Non-Employee Director of the Company (other than Scott D. Vogel) at the conclusion of each year having a value of $100,000, beginning with the year ended December 31, 2020.

Non-Employee Director Compensation Fees in effect as of November 1, 2020 are as follows:

Description	Non-Employee Director Fees (1)
Annual Fee for each Non-Employee Director	$40,000
Monthly Service Fee for each Non-Employee Director	$10,000
Annual Audit Committee Member Fee	$20,000
Annual Committee Member Fee (Compensation Committee; Nominating/Corporate Governance Committee; Executive Committee; Capital Allocation Committee) (2)	$15,000
Annual Fee – Audit Committee Chairman (2))	$25,000
Annual Fee – Compensation Committee Chairman (2)	$20,000
Annual Fee – Nominating/Corporate Governance Committee Chairman (2)	$20,000
Annual Fee – Capital Allocation Committee Chairman (2)	$20,000
Annual Fee - Lead Independent Director	$25,000

(1)	All Non-Employee Directors receive the fees outlined above except for Scott D. Vogel, who is compensated as described under “Cash Compensation Arrangements for Director Scott D. Vogel” below.

(2)

Each Committee Chair receives the stated annual fee in lieu of the applicable annual Committee Member fee.  The Capital Allocation Committee was added in November 2019.  Only Non-Employee Director members of the Capital Allocation Committee receive the fees reflected in table; Company employees receive no additional compensation for service in ex officio roles on Board Committees.

Each Non-Employee director also receives reimbursement of expenses incurred in attending meetings.

Impact of 2020 COVID-19 Cost Reduction Program

In April 2020, as part of a comprehensive cost reduction program put in place by the Company to help mitigate the effect the COVID-19 pandemic had on the Company and its operations, the Board of Directors voted to temporarily reduce Non-Employee Director compensation.  The temporary fee reduction was in place from April 1, 2020 through August 31, 2020.  Non-Employee Director fees were reduced by 50% for two months and 10% for the remainder of the program.  Full Non-Employee Director fees resumed September 1, 2020.

Non-Employee Director Stock Grants

Prior to the changes made in December 2020, effective January 1, 2017, pursuant to the terms of the Company’s 2012 Stock Incentive Plan, as amended, each Non-Employee Director received an annual award of shares of restricted Common Stock of the Company at the conclusion of each year (which may be payable on the first trading day of the next succeeding calendar year) having a value of $100,000, with the number of shares granted to be based on the average of the high and low trading prices for the Company’s Common Stock on the grant date.

Additionally, effective as of January 1, 2017, any Non-Employee Director that may join the Company in the future will, upon joining the Board of Directors, receive an initial grant of shares of restricted Common Stock of the Company pursuant to the 2012 Stock Incentive Plan, as amended, having a value of $25,000, with the number of shares granted to be based on the average of the high and low trading prices for the Company’s Common Stock on the grant date.

The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the 2012 Stock Incentive Plan, as amended, provide that such shares may not be transferred during the Non-Employee Director’s term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

Cash Compensation Arrangements for Director Scott D. Vogel

In connection with the appointment of Scott D. Vogel to the Board of Directors, effective October 7, 2020, the Compensation Committee and the Board of Directors determined that Mr. Vogel would be compensated through cash payments of $35,000 per month made to Vogel Enterprises, LLC, a limited liability company of which Mr. Vogel is the sole member, in lieu of the Company’s standard cash compensation arrangements for Non-Employee Directors. Mr. Vogel will receive a minimum of six month’s cash compensation ($210,000), unless he voluntarily resigns from the Company’s Board of Directors prior to April 7, 2021. It also was determined at that time that Mr. Vogel would not receive any of the equity grants normally provided for Non-Employee Directors pursuant to the terms of the Company’s 2012 Stock Incentive Plan, as amended.